Exhibit 10.1

RESHAPE LIFESCIENCES INC.

CHANGE IN CONTROL PLAN

ARTICLE I

PURPOSE, ESTABLISHMENT AND APPLICABILITY OF THE PLAN

1.1 Establishment of the Plan

ReShape Lifesciences Inc., a Delaware corporation (the “Company”), established this Change in Control Plan (the “Plan”) effective as of February 28, 2020 (the “Effective Date”).

1.2 Purpose of the Plan

The Plan is intended to ensure that the Company will have the continued dedication of certain key employees and members of the Board of Directors (the “Board”) of the Company, notwithstanding the possibility or occurrence of a Change in Control (as defined in the Company’s Second Amended and Restated 2003 Stock Incentive Plan, as amended (the “Stock Incentive Plan”)), to diminish the distraction of such individuals that may occur by virtue of the personal uncertainties and risks created by a potential or actual Change in Control, and to provide such individuals with compensation upon a Change in Control that are competitive with those of other similarly situated companies.

1.3 Applicability of the Plan

Subject to the terms of the Plan, the benefits provided by the Plan shall be available to all those individuals who, on or after the Effective Date, have entered into a Participation Agreement in substantially the form attached hereto as Annex A, in each case as determined by the Board or the Compensation Committee of the Board (the “Participants”).

1.4 Contractual Right to Benefits

The Plan establishes and vests in each Participant a contractual right to the benefits to which the Participant is entitled pursuant to the terms and conditions thereof, enforceable by the Participant against the Company.

ARTICLE II

ELIGIBILITY

2.1 Participation

The Company shall notify each eligible individual of his or her selection for participation in the Plan by providing a Participation Agreement setting forth the Target Percentage (as defined below) for the Participant and such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Board or the Compensation Committee. Participation shall be effective upon an eligible individual delivering a properly signed Participation Agreement.

2.2 Duration of Participation

A Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article V or when the Participant ceases to be an employee of member of the Board, other than under circumstances that entitle the Participant to the Change in Control Grant.

2.3 Release

A Participant’s right to receive the benefits under this Plan is subject to and contingent upon the Participant’s timely execution, without subsequent revocation, of a release of claims against the Company in a customary form and reasonably acceptable to the Company.

ARTICLE III

CHANGE IN CONTROL GRANT

3.1 Change in Control Grant

In the event a Participant is continuously employed by the Company, or continuously provides services to the Company as a member of the Board, until a Change in Control, the Participant shall be entitled to receive, effective no later than immediately prior to the effective time of the Change in Control, a grant of shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), that would cause the total number of shares of Common Stock owned by that Participant to equal that Participant’s Target Percentage, as set forth in the Participation Agreement for such Participant (the “Change in Control Grant”). For purposes of this Plan, “Target Percentage” means the ownership percentage of a Participant determined by dividing (a) the total number of shares of Common Stock owned by such Participant (on an as converted basis) immediately prior to the effective time of the Change in Control by (b) the total number of shares of Common Stock outstanding (on an as converted basis) immediately prior to the effective time of the Change in Control, assuming, in the case of both subsections (a) and (b) above, the conversion of any outstanding shares of preferred stock and the exercise of any outstanding warrants, stock options and other equity-based awards.

In connection with a Change in Control, the Compensation Committee in its sole discretion may determine that any or all outstanding Change in Control Grants will be canceled and terminated and that in connection with such cancellation and termination the holder of such Change in Control Grant will receive for each share of Common Stock subject to such Change in Control Grant a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Compensation Committee in good faith) equivalent to such cash payment) equal to the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such Change in Control multiplied by the number of shares of Common Stock subject to such Change in Control Grant.

3.2 Limitation on Payments Under Certain Circumstances

(a) Notwithstanding any other provision of the Plan, in the event that the Participant becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under the Plan or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 3.2(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Participant either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Participant, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Participant would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 3.2(c) (if applicable), the Participant shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b) All computations and determinations called for by Section 3.2(a) shall be made and reported in writing to the Company and the Participant by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Participant. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make the required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c) In the event that Section 3.2(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides the Participant with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

3.3 Forfeiture of Change in Control Grant

Notwithstanding any other provision of the Plan to the contrary, if it is determined by the Company that a Participant has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in any other Company plan or program or agreement between the Company and the Participant, the Participant shall be required to repay to the Company an amount equal to the economic value of all amounts already paid or provided to the Participant under the Plan and the Participant shall forfeit all other entitlements under the Plan. Additional forfeiture provisions may apply under the Plan or other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

ARTICLE IV

SUCCESSOR TO COMPANY

The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan. As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise.

ARTICLE V

DURATION, AMENDMENT AND TERMINATION

5.1 Duration

The Plan shall terminate ten (10) years from the Effective Date, unless (a) the Plan is extended by the Board, (b) a Change in Control occurs while the Plan is in effect, or (c) the Board terminates the Plan in accordance with Section 5.2. If a Change in Control occurs while the Plan is in effect, the Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

5.2 Amendment or Termination

The Board shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, and to suspend or terminate the Plan at any time by action of a majority of the Board, unless a Change in Control has occurred. If a Change in Control has occurred, the Plan and the designation of Participants shall no longer be subject to amendment, suspension or termination in any respect without the prior written consent of each Participant to whom such action applies.

ARTICLE VI

MISCELLANEOUS

6.1 No Assignment

No interest of any Participant or spouse of any Participant or any other beneficiary under the Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony

6.2 Effect on Other Plans, Agreements and Benefits

Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way as a result of this Plan, but shall be payable according to the terms of the applicable plan or agreement.

6.3 Notice

For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s Chief Executive Officer at the Company’s corporate headquarters address, and to the Participant at the last address of the Participant on the Company’s books and records.

6.4 Employment Status

The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee or change the status of the Participant’s employment or the policies of the Company or its subsidiaries or affiliates regarding termination of employment.

6.5 Plan Administration

The Plan shall be administered by the Board or the Compensation Committee of the Board. The Board and or the Compensation Committee has all power and authority necessary or convenient to administer the Plan, including, but not limited to, the exclusive authority and discretion to: (a) construe and interpret the Plan; (b) decide all questions of eligibility for and the amount of benefits under the Plan; (c) prescribe procedures to be followed and the forms to be used by the Participants pursuant to the Plan; and (d) request and receive from all Participants such information as the Board or Compensation Committee determines is necessary for the proper administration of the Plan.

6.6 Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.7 Section 409A

(a) General. The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under the Plan shall be treated as a separate and distinct payment of compensation for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as a right to a series of separated and distinct payments. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under the Plan.

(b) Delay of Payments. Notwithstanding any other provision of the Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Participant’s date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under the Plan during the six (6) month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six (6) months following the Participant’s separation from service (the “Delayed Payment Date”). The Participant shall not be entitled to interest or any other earnings on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Participant’s death.

6.8 Governing Law

The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, except to the extent pre-empted by Federal law.

ANNEX A

RESHAPE LIFESCIENCES INC.

CHANGE IN CONTROL PLAN

PARTICIPATION AGREEMENT

To: [Name of Participant]

Date: [__________], 20[__]

The Board has designated you as a Participant in the ReShape Lifesciences Inc. Change in Control Plan, a copy of which is attached to this Participation Agreement (this “Agreement”). The terms and conditions of your participation in the Plan are as set forth in the Plan and in this Agreement. The terms defined in the Plan shall have the same defined meanings in this Agreement. Pursuant to terms of the Plan, the intent of the parties is to create a contractual relationship in respect of the benefits and terms of the Plan. As a condition to receiving certain benefits under the Plan, you must sign a release of claims in the form provided by the Company. The variables relating to your Plan participation are as follows:

Target Percentage:	[●]%

The Change in Control Grant is subject to forfeiture or repayment as described in the Plan if you have violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in your Release or any other restrictive covenants contained in any other Company plan or program or agreement between you and the Company.

If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Your failure to timely remit this signed Agreement will result in your immediate removal from the Plan. Please retain a copy of this Agreement, along with the Plan, for your records.

Date:
(Signature)